Exhibit 99.1

NanoString Technologies Releases Operating Results for Third Quarter of 2018
SEATTLE - November 8, 2018 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the third quarter of 2018.
Third Quarter Financial Highlights

•	Total product and service revenue of $21.5 million, 27% year-over-year growth

•	Consumables revenue of $13.7 million, including $2.5 million of Prosigna® IVD kits, 28% year-over-year growth

•	Instrument revenue of $5.4 million, 22% year-over-year growth

•	Service revenue of $2.3 million, 33% year-over-year growth

•	Collaboration revenue recognized of $7.2 million and cash received from collaborators of $7.3 million
“We generated strong third quarter results with instruments, consumables, and service each growing greater than 20% compared to the prior year,” stated Brad Gray, president and chief executive officer of NanoString. “Meanwhile, momentum is building ahead of the planned 2019 launch of our GeoMx™ Digital Spatial Profiler, including through the initiation of our GeoMx Priority Site Program and the publication of two papers demonstrating the utility of the platform in the high-impact journal, Nature Medicine.”
Recent Business Highlights
nCounter Platform

•	Increased installed base to approximately 695 nCounter® Analysis Systems at September 30, 2018, representing 22% growth over the prior year

•	Highlighted a record number of nCounter-related abstracts in immuno-oncology at the Society of Immunotherapy of Cancer (SITC) annual meeting

•	Launched a new panel for characterizing CAR T-Cells in basic research, as well as for quality control in manufacturing, at the SITC annual meeting

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Entered into a translational research collaboration agreement with MacroGenics Inc. that will use NanoString’s PanCancer IO360™ Panel to explore potentially predictive biomarker signatures for MacroGenics’ checkpoint inhibitor product candidate MGD013, which is currently being studied in an open label Phase I dose escalation trial in unresectable, locally advanced or metastatic solid tumors and hematologic malignancies

GeoMx Digital Spatial Profiling (DSP) Platform

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Initiated the GeoMx Priority Site (GPS) program and commenced booking pre-orders for GeoMx Digital Spatial Profiler (DSP). Inclusion in the GPS Program will allow researchers to generate data on their samples through the GeoMx DSP Technology Access Program in advance of receiving their instrument. GPS status will be limited to the first 20 participants who purchase the commercial system.

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Announced two independent peer-reviewed studies that used the GeoMx DSP which were published in the journal, Nature Medicine. These papers highlighted the use of DSP technology to identify biomarkers correlating with response to neoadjuvant therapy in patients with high-risk melanoma.

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Received more than 100 GeoMx DSP grant program submissions from around the world. Selected the University of Oxford as the winning recipient of a grant for a GeoMx DSP instrument. Oxford researchers plan to use GeoMx DSP in a clinical trial of a novel cellular therapy, using regulatory T cells in renal transplantation, to better understand patient response and guide future decisions in their transplant medicine program.

Hyb & Seq

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Presented data demonstrating emerging applications of the Hyb & Seq™ platform for infectious disease, including rapid pathogen detection and identification as well as Antibiotic Susceptibility Testing, during the Association for Molecular Pathology annual meeting.

Finance

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Amended and restated our term loan facility with the Capital Royalty Group L.P. (CRG). The amended facility permits aggregate borrowings of up to $100 million, with $60 million drawn at close. The proceeds of the initial draw were used to refinance NanoString’s existing CRG term loan facility, under which approximately $50 million was outstanding, for working capital and general corporate purposes and for transaction-related fees and expenses.

Third Quarter Financial Results
Product and service revenue for the three months ended September 30, 2018 increased by 27% to $21.5 million, as compared to $16.9 million for the third quarter of 2017. Instrument revenue was $5.4 million, 22% higher than the prior year period. Consumables revenue, excluding Prosigna, was $11.1 million for the third quarter of 2018, an increase of 24% over the third quarter of 2017, with growth driven primarily by sales of our panel products. Prosigna IVD kit revenue was $2.5 million for the quarter, an increase of 51% over the third quarter of 2017, as more testing laboratories commenced providing services and testing volumes increased, most significantly in territories outside of the United States. Service revenue was $2.3 million, an increase of 33% over the third quarter of 2017, reflecting increased service contracts associated with our growing installed base of nCounter instruments, as well as demand for our GeoMx DSP Technology Access Program. Gross margin on product and service revenue was 57% for the third quarters of 2018 and 2017.
Collaboration revenue totaled $7.2 million for the quarter, compared to $10.1 million for the third quarter of 2017. Cash received from collaborators totaled $7.3 million during the quarter, primarily reflecting expected activity relating to our Hyb and Seq collaboration with Lam Research.
Research and development expense increased by 46% to $16.7 million for the third quarter of 2018 versus $11.4 million for the third quarter of 2017, reflecting investments in new products and technologies under development, including our GeoMx DSP and Hyb & Seq technologies. Selling, general and administrative expense decreased by 3% to $17.8 million for the third quarter of 2018 compared to $18.4 million for the prior year period, reflecting lower than planned accounting and legal fees, the timing of certain expenses relating to trade shows and marketing activity and modestly lower personnel costs.
Net loss for the three months ended September 30, 2018 was $16.5 million, or a loss of $0.56 per share, compared with $11.4 million, or $0.45 per share, for the third quarter of 2017.
Outlook for 2018
The company updated its guidance for fiscal 2018 with results expected as follows:

•	Product and service revenue of $82 million to $83 million, an increase from previous guidance of $79 million to $81 million.

•	Collaboration revenue of approximately $23 million, updated from previous guidance of approximately $25 million.

•	Total revenue of $104 million to $106 million, unchanged from previous guidance.

•	Gross margin on product and service revenue of 57% to 59%, unchanged from previous guidance.

•	Selling, general and administrative expenses of $77 million to $78 million, as compared to previous guidance of $76 million to $78 million.

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Research and development expenses of $59 million to $60 million, as compared to previous guidance of $57 million to $60 million. These expenses are partially offset by approximately $20 million of cash expected to be received from Lam Research during the course of 2018.

•	GAAP net loss of $70 million to $73 million, as compared to previous guidance of $68 million to $72 million.

•	Net loss per share of $2.50 to $2.60, as compared to previous guidance of $2.50 to $2.70.
Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers. Please reference Conference ID 6767978. To listen to a live webcast, please visit the investor relations section of the company’s website at www.nanostring.com. A replay of the call will be available beginning November 8, 2018 at 7:30pm ET through midnight ET on November 15, 2018. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 6767978. The webcast will also be available on the company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 2,000 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with biopharmaceutical companies to develop companion diagnostics that may be used to identify which patients are most likely to respond to a particular therapeutic treatment. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products and expansion into new markets, the company’s anticipated uses of amounts borrowed under its credit facilities, the growth trajectory of the company’s nCounter franchise, the anticipated launch of new platforms, the anticipated increases to the company’s liquidity, the anticipated benefits of the company’s collaboration relationships, the timing of development funding and the company’s estimated 2018 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, Hyb & Seq, PanCancer IO 360, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Instruments	$5,429	$4,444	$15,591	$14,949
Consumables	11,140	9,020	30,778	26,806
In vitro diagnostic kits	2,547	1,689	7,234	4,963
Services	2,337	1,762	6,279	4,272
Total product and service revenue	21,453	16,915	59,882	50,990
Collaboration	7,163	10,101	16,818	28,682
Total revenue	28,616	27,016	76,700	79,672
Costs and expenses:
Cost of product and service revenue	9,291	7,305	25,538	22,692
Research and development	16,651	11,374	45,068	33,213
Selling, general and administrative	17,810	18,380	57,897	54,590
Total costs and expenses (a) (b)	43,752	37,059	128,503	110,495
Loss from operations	(15,136)	(10,043)	(51,803)	(30,823)
Other income (expense):
Interest income	384	252	826	549
Interest expense	(1,631)	(1,556)	(4,798)	(4,585)
Other income, net	(46)	(12)	(330)	185
Total other income (expense), net	(1,293)	(1,316)	(4,302)	(3,851)
Net loss before provision for income taxes	(16,429)	(11,359)	(56,105)	(34,674)
Provision for income taxes	(57)	(45)	(185)	(137)
Net loss	$(16,486)	$(11,404)	$(56,290)	$(34,811)
Net loss per share, basic and diluted	$(0.56)	$(0.45)	$(2.09)	$(1.50)
Shares used in calculating basic and diluted net loss per share	29,366	25,240	26,882	23,172

(a) Includes $2.8 million and $3.1 million of stock-based compensation expense for the three months ended September 30, 2018 and 2017, respectively, and $8.7 million and $8.2 million for the nine months ended September 30, 2018 and 2017, respectively.

(b) Includes $1.0 million and $0.7 million of depreciation and amortization expense for the three months ended September 30, 2018 and 2017, respectively, and $3.0 million and $2.4 million for the nine months ended September 30, 2018 and 2017, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$21,199	$26,136
Short-term investments	73,731	51,419
Accounts receivable, net	18,530	19,564
Inventory, net	15,018	20,057
Prepaid expenses and other	7,057	4,745
Total current assets	135,535	121,921
Property and equipment, net	15,191	14,057
Other assets	636	784
Total assets	$151,362	$136,762
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,618	$4,092
Accrued liabilities	2,937	4,507
Accrued compensation and other employee benefits	9,122	8,634
Customer deposits	10,208	8,945
Deferred revenue, current portion	8,905	9,229
Deferred rent, current portion	617	512
Total current liabilities	37,407	35,919
Deferred revenue, net of current portion	3,594	3,304
Deferred rent and other liabilities, net of current portion	8,143	8,499
Long-term debt, net of debt issuance costs	50,133	48,931
Total liabilities	99,277	96,653
Total stockholders’ equity	52,085	40,109
Total liabilities and stockholders’ equity	$151,362	$136,762